As filed with the Securities and Exchange Commission on August 2, 2019

Registration No. 333-230779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BioCardia, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	47-0892881
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 Shoreway Road, Suite B

San Carlos, CA 94070

(650) 226-0120

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Peter Altman, Ph.D.

125 Shoreway Road, Suite B

San Carlos, CA 94070

(650) 226-0120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Danaher Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Mitchell S. Nussbaum, Esq Angela M. Dowd. Esq Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-230779

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-230779), declared effective by the Securities and Exchange Commission on August 2, 2019. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement, other than supplementing Item 16 of Part II as set forth below.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1(1)	Form of Underwriting Agreement
2.1(2)	Agreement and Plan of Merger dated August 22, 2016
2.2(3)	First Amendment to Agreement and Plan of Merger dated October 21, 2016
3.1(4)	Amended and Restated Certificate of Incorporation.
3.2(5)	Certificate of Amendment of Amended and Restated Certificate of Incorporation effective November 2, 2017.
3.3(6)	Certificate of Amendment of Amended and Restated Certificate of Incorporation effective May 7, 2019.
3.4(7)	Amended and Restated Bylaws
4.1(8)	Specimen common stock certificate
4.2(9)#	BioCardia 2002 Stock Plan, as amended
4.3(10)#	Form of Stock Option Agreement under BioCardia 2002 Stock Plan
4.4(11)#	BioCardia 2016 Equity Incentive Plan
4.5(12)#	Form of Stock Option Agreement under BioCardia 2016 Equity Incentive Plan
4.6(13)#	Form of Restricted Stock Unit Agreement under BioCardia 2016 Equity Incentive Plan
4.7(14)	Form of Warrant to purchase shares of the Company’s common stock pursuant to Securities Purchase Agreement dated December 24, 2018
4.8(15)	Form of Convertible Promissory Note pursuant to a Note Purchase Agreement dated July 5, 2019
4.9(16)	Form of Common Stock Purchase Warrant
4.10(17)	Form of Representative’s Warrant
5.1+	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1(18)#	Form of Indemnification Agreement for directors and executive officers
10.2(19)#	Form of Change of Control and Severance Agreement with each executive officer.
10.3(20)	Lease Agreement, dated September 29, 2008, by and between the Company and ARE-San Francisco No. 29, LLC.
10.4(21)	First Amendment to Lease, dated May 31, 2010, by and between the Company and ARE-San Francisco No. 29, LLC.
10.5(22)	Second Amendment to Lease, dated May 29, 2013 by and between the Company and ARE-San Francisco No. 29, LLC.
10.6(23)	Third Amendment to Lease, dated November 4, 2016, by and between the Company and ARE-San Francisco No. 29, LLC.
10.7(24) †	License and Distribution Agreement, dated October 30, 2012, by and between the Company and Biomet Biologics, LLC, as amended.
10.8(25)	Consulting Agreement, dated August 19, 2016, by and between the Company and OPKO Health, Inc.
10.9(15)	Note Purchase Agreement dated July 5, 2019 by and between the Company and the investors party thereto
10.10(26)	Form of Warrant Agreement
21.1(27)	Subsidiaries of the Company
23.1(28)	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2+	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1(29)	Power of Attorney

†	Confidential treatment has been granted with respect to certain portions of this Exhibit.
#	Indicates management contract or compensatory plan or arrangement.

+	Filed herewith.

(1)	Previously filed as an Exhibit 1.1 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-230779).
(2)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on August 25, 2016.
(3)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(4)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on April 11, 2017.

(5)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on November 7, 2017.
(6)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on June 7, 2019.
(7)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on April 11, 2017.
(8)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(9)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(10)	Previously filed as an exhibit to the registration statement on Form S-8 filed by us on February 8, 2017.
(11)	Previously filed as an exhibit to the registration statement on Form S-8 filed by us on February 8, 2017.
(12)	Previously filed as an exhibit to the registration statement on Form S-8 filed by us on February 8, 2017.
(13)	Previously filed as an exhibit to the registration statement on Form S-8 filed by us on February 8, 2017.
(14)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on December 24, 2018.
(15)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on July 5, 2019.
(16)	Previously filed as an Exhibit 4.9 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-230779).
(17)	Previously filed as an Exhibit 4.10 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-230779).
(18)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(19)	Previously filed as an exhibit to the Current Report on Form 10-K filed by us on March 30, 2017.
(20)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(21)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(22)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(23)	Previously filed as an exhibit to the Current Report on Form 10-K filed by us on March 30, 2017.
(24)	Previously filed as an exhibit to the Current Report on Form 8-K filed by us on October 27, 2016.
(25)	Previously filed as an exhibit to the Current Report on Form 10-K/A filed by us on July 20, 2017.
(26)	Previously filed as an Exhibit 10.10 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-230779).
(27)	Previously filed as an exhibit to the Current Report on Form 10-K filed by us on April 2, 2019.
(28)	Previously filed as an Exhibit 23.1 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-230779).
(29)	Previously filed with the signature page to our Registration Statement on Form S-1 filed April 9, 2019 (File No. 333-230779).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on August 2, 2019.

BIOCARDIA, INC.

By:	/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Peter Altman, Ph.D.		August 2, 2019
Peter Altman, Ph.D.	President and Chief Executive
Officer (Principal Executive Officer)
*
David McClung	Chief Financial Officer (Principal	August 2, 2019
Accounting and Financial Officer)
*
Simon H. Stertzer	Chairman of the Board	August 2, 2019

*
Fernando Fernandez	Director	August 2, 2019

*
Richard Krasno	Director	August 2, 2019

*
Jay M. Moyes	Director	August 2, 2019

*
Richard P. Pfenniger, Jr.	Director	August 2, 2019

*
Thomas Quertermous	Director	August 2, 2019

*
Allan R. Tessler	Director	August 2, 2019

* Pursuant to power of attorney

By:	/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
Attorney-in-fact